Success Exploration and Resources Inc.

Canada - 21 Souriquois Street, Chatham, Ontario, N7M 2T1

USA – 9101 West Sahara Suite 101-195, Las Vegas, Nevada 89114-5772

Telephone: 1-702-528-2499                                        Facsimile: 1-519-380-9991

Telephone: 1-519-380-9992                                 Web Site: www.successexploration.com

October 10, 2011

De Joya Griffith & Company, LLC

Certified Public Accountants & Consultants

2580 Anthem Village Drive

Henderson, NV 89052

We are providing this letter in connection with your review of the interim financial information of Success Exploration & Resources, Inc as of August 31, 2011, for the three months ended August 31, 2011, and from inception (November 29, 2005) to August 31, 2011 for the purpose of determining whether any material modifications should be made to the interim financial information for it to conform with accounting principles generally accepted in the United States of America. We confirm that we are responsible for the fair presentation of the interim financial information in conformity with generally accepted accounting principles. We are also responsible for establishing and maintaining effective internal control over financial reporting.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, as of October 10, 2011, the following representations made to you during your review.

1)

The interim financial information referred to above has been prepared and presented in conformity with accounting principles generally accepted in the United States applicable to interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X. The interim financial information has been prepared on a basis consistent with prior interim periods and years and includes all disclosures necessary and required to be included by the laws and regulations to which the Company is subject.

2)

We have designed our internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of interim financial information for external purposes in accordance with generally accepted accounting principles.

3)

We have made available to you all financial records and related data.

4)

We can confirm that there were no meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

5)

There have been no communications from the SEC or other regulatory agencies regarding noncompliance with, or deficiencies, in financial reporting practices.

6)

There are no material transactions that have not been properly recorded in the accounting records underlying the interim financial information.

7)

We acknowledge our responsibility for the design and implementation of programs and controls to prevent and detect fraud.

8)

We have no knowledge of any fraud or suspected fraud affecting the Company involving:

a)

Management;

b)

Employees who have significant roles in internal control over financial reporting; or

c)

Others where the fraud could have a material effect on the interim financial information.

9)

We have no knowledge of any allegations of fraud or suspected fraud affecting the Company received in communications from employees, former employees, analysts, regulators, short sellers, or others.

10)

The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

11)

The following have been properly recorded or disclosed in the interim financial information:

a)

Related-party transactions, including sales, purchases, loans, transfers, leasing arrangements, and guarantees, and amounts receivable from or payable to related parties.

b)

Guarantees, whether written or oral, under which the Company is contingently liable.

c)

Significant estimates and material concentrations known to management that are required to be disclosed in accordance with FASB Accounting Standards Codification 275, Risks and Uncertainties.

12)

There are no:

a)

Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the interim financial information or as a basis for recording a loss contingency.

b)

Unasserted claims or assessments that are probable of assertion and must be disclosed in accordance with FASB Accounting Standards Codification 450, Contingencies.

c)

Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB Accounting Standards Codification 450, Contingencies.

13)

The Company has appropriately reconciled its general ledger accounts to their related supporting information. All reconciling items considered to be material were identified and included on the reconciliations and were appropriately adjusted in the interim financial information.

14)

The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral.

15)

The Company has complied with all aspects of contractual agreements that would have a material effect on the interim financial information in the event of noncompliance.

16)

The Company does not owe the PCAOB outstanding past-due accounting support fees.

To the best of our knowledge and belief, no events have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to or disclosure in the interim financial information referred to above.

s/s/ Alexander Long

October 12, 2011

Alexander Long, Chief Executive Officer

Date

s/s/ Ian Hunter

October 12, 2011

Ian Hunter, Chief Financial Officer

Date